EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement
(Form S-3 No. 333-107948) and related Prospectus of Global Imaging Systems, Inc. for the registration of $57,500,000 of 4% Convertible Senior Subordinated Notes due 2008 (Notes) and 2,406,663 Shares of Common Stock Issuable Upon Conversion of the Notes and to the incorporation by reference therein of our reports dated May 9, 2003 (except for Note 18, as to which the date is June 26, 2003), with respect to the consolidated financial statements and schedule of Global Imaging Systems, Inc. included or incorporated by reference in its Annual Report on Form 10-K for the year ended March 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

October 6, 2003